Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Momentus Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000(2)	$0.53(3)	$1,590,000	$110.20 per $1,000,000	$175.22

Total Fee Offsets(4)							—

Net Fee Due							$175.22

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.00001 per share (“Common Stock”), that become issuable under the Registrant’s 2022 Inducement Equity Plan (the “2022 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Consists of 3,000,000 shares of Common Stock that were added to the shares authorized for issuance under the 2022 Inducement Plan pursuant to its terms.
(3)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.53 per share, which is the average of the high and low prices of Common Stock on March 20, 2023, as reported on the Nasdaq Global Select Market.

(4)	The Registrant does not have any fee offsets.